Exhibit 5.1

Gibson, Dunn & Crutcher LLP T: +1 415.393.8322 F: +1 415.374.8461

July 10, 2025

Cogent Biosciences, Inc.

275 Wyman Street, 3rd Floor

Waltham, Massachusetts 02451

Re:	Cogent Biosciences, Inc. Registration Statement on Form S-3 (File No. 333-269707)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-269707) (the “Registration Statement”), of Cogent Biosciences, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement thereto dated July 8, 2025 (the “Prospectus Supplement”), in connection with the offering by the Company of up to 25,555,556 shares (which includes shares that may be sold upon exercise of the underwriters’ option to purchase additional shares) of the Company’s common stock (the “Common Stock”), par value $0.001 per share (the “Shares”). The Shares are being sold pursuant to an underwriting agreement, dated July 8, 2025 (the “Underwriting Agreement”), among the Company and the representatives of the underwriters named therein.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP

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